Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2025 Results

Dallas (March 31, 2026) New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the fourth quarter and the full year ended December 31, 2025.

During the three months ended December 31,2025 the Company reported net income of $12,000 compared to a net loss of $19,000 for the same period ended December 31, 2024.

For the full year ended December 31, 2025 the Company reported a net loss of $46,000 compared to a net loss of $18,000 for the same period ended December 31, 2043.

Fiscal 2025 as compared to 2024

Revenues: Revenues from rent for the leased property was $103,000 in 2025 and $101,000 in 2024. Revenues from managing the oil and gas operations for a third party was $52,000 and $45,000 in 2025 and 2024. The management agreement has the Company receiving a management fee of 10% of oil and gas revenue. The increase in management fees is due to an increase in revenue due to an increase in oil and gas prices.

Operating Expenses: Operating expenses for the real estate property was $56,000 in 2025 and $48,000 in 2024. General and administrative expenses were $364,000 in 2025 and $335,000 in 2024.

Interest Income: Interest Income was $169,000 in 2025 and $213,000 in 2024. The note receivable has a variable interest rate and in 2025 the interest rate was lower.

Other Income: In the fourth quarter of 2025 the Company collected $50,000 for an old note receivable that had been previously fully reserved.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based company which owns 191 acres of land located in Parkersburg, West Virginia. Located on the land are four structures totaling approximately 53,000 square feet. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact:

New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31,
	2025	2024
Assets

Current assets
Cash and cash equivalents	$383	$363
Other current assets	13	9
Total current assets	396	372

Property and equipment, net
Land, buildings and equipment	622	636

Note and interest receivable
Note receivable	3,542	3,542
Interest receivable	-	44
	3,542	3,586

Total assets	$4,560	$4,594

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS - CONTINUED

(amounts in thousands, except share amounts)

	December 31,
	2025	2024
Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade (including $6 in 2025 and $7 in 2024 due to Pillar)	$26	$20
Accrued expenses	43	37
Total current liabilities	69	57

Stockholders' equity

Series B convertible preferred stock, $10 par value, authorized 100,000 shares, issued and outstanding one share	1	1
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding, 5,131,934 shares at December 31, 2025 and 2024	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,140)	(59,094)
Total stockholdrs' equity	4,491	4,537

Total liabilities & stockholders' equity	$4,560	$4,594

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended December 31,
	2025	2024
Revenue
Rent	$103	$101
Management fee	52	45
Total Revenues	155	146

Operatingf expenses
Operating expenses	56	48
Corporate general and administrative	364	335
Total operating expenses	420	383

Loss from operations	(265)	(237)

Other income
Interest income	169	213
Other income	50	6
Total other income	219	219

Net loss applicable to common shares	$(46)	$(18)

Net loss per common share-basic and diluted	$(0.01)	$(0.01)

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132